Exhibit 99.1

AzurRx BioPharma Announces Appointment of Terry Coelho to its Board of Directors

AzurRx expands Board of Directors to seven members with new appointment

BOCA RATON, Fla., August 16, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of targeted non-systemic, therapies for gastrointestinal (GI) diseases, today announced the appointment of Terry Coelho to its Board of Directors effective immediately. The appointment increases the size of AzurRx’s Board to seven members.

Ms. Coelho currently serves as the Executive Vice President and Chief Financial Officer at BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a commercial-stage specialty pharmaceutical company. During her more than 30-year career, Ms. Coelho has held numerous senior level financial and operational positions at both emerging and publicly-traded, global companies, highlighted by tenures with leading global organizations including Novartis Pharmaceuticals, Mars, Incorporated, Sealed Air Corporation, and Diversey, Inc.

“Adding an individual of Terry’s talent and extensive executive experience to AzurRx’s Board of Directors is an achievement for our company and our shareholders,” said James Sapirstein, Chairman, President and CEO of AzurRx. “Terry brings to AzurRx unrivaled financial and operational experience, which will be critical to our growth and long-term success. On behalf of the Board, I am pleased to welcome Terry to AzurRx and look forward to benefitting from her knowledge and expertise.”

Ms. Coelho joined BioDelivery Sciences in January 2019 and previously served as the Chief Financial Officer and Treasurer. Prior to her tenure at BioDelivery Sciences, Ms. Coelho served as Chief Financial Officer and Treasurer at Balchem Corporation (NASDAQ: BCPC) from October 2017 to October 2018. From September 2017 to October 2017, she served as Chief Operating Officer for Diversey, Inc., a multibillion-dollar global private equity carve-out from Sealed Air, and held senior finance positions at Diversey Care from October 2014 through August 2017, including as Chief Financial Officer for Diversey Care. Ms. Coelho has also served in other senior finance leadership roles, including Global Head of Oncology Development Finance at Novartis from 2007 to 2014. Ms. Coelho earned an MBA in Finance from IBMEC in Brazil and Bachelor of Arts degrees in Economics and International Relations, summa cum laude, from The American University School of International Service in Washington, DC. She has led Women’s Networking ERGs and is a founding Steering Committee Member of the CFO Leadership Council – Charlotte chapter.

“I am honored to be joining the Board of AzurRx BioPharma,” said Ms. Coelho. “My goal is to utilize my extensive financial background in both pharma and other industries to help AzurRx achieve its full growth potential. Both shareholders and patients have the opportunity to benefit from what I believe to be important therapeutic advancements being developed by AzurRx for the treatment of COVID-19 related GI disease, Immune Checkpoint Inhibitor-associated colitis, and exocrine pancreatic insufficiency.”

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company has a pipeline of two gut-restricted GI assets in three clinical indications. The lead therapeutic candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. AzurRx is also advancing two clinical programs using proprietary formulations of niclosamide, a small molecule with anti-viral and anti-inflammatory properties: FW-1022, for COVID-19 gastrointestinal infections and FW-420, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced stage oncology patients. The Company is headquartered in Boca Raton, Florida with clinical operations in Hayward, California. For more information visit www.azurrx.com.

Forward-Looking Statement
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market conditions; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@azurrx.com

Media contact:
Tiberend Strategic Advisors, Inc.
Johanna Bennett / David Schemelia
(212) 375-2665 / (609) 468-9325
jbennett@tiberend.com / dschemelia@tiberend.com